                                                                     EXHBIT 10.2




                 PINEY POINT PIPELINE ASSET PURCHASE AGREEMENT

                   BY AND AMONG PINEY POINT INDUSTRIES, INC,

                 SUPPORT TERMINALS OPERATING PARTNERSHIP, L.P.

                AND KANEB PIPE LINE OPERATING PARTNERSHIP, L.P.





                                                                 AUGUST 27, 1995

                               TABLE OF CONTENTS

                                                                                                                 Page No.
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
ARTICLE 1        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2        PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.1      Sale and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.2      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 2.3      Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 2.3.1    Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 2.3.2    Intentionally Omitted.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.4      Allocation of Purchase Price Amongst Pipeline Assets  . . . . . . . . . . . . . . . . . . .  13
         Section 2.5      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.6      Payment of Taxes and Closing Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 2.7      Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 3        MATTERS PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.1      Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.1.1    Examination of Records and Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.1.2    Environmental Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 3.1.2.1  Audits and Surveys  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 3.1.2.2  Purchase Price Adjustment for Certain Remedial Work . . . . . . . . . . . . . . . . . . . .  17
                 3.1.2.3  Purchase Price Adjustment for Other Remedial Work . . . . . . . . . . . . . . . . . . . . .  18
                 3.1.2.4  Other Environmental Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.2      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.3      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.4      Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.5      Purchaser's Licenses, Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.6      Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.7      Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.8      Deferred Like-Kind Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.9      Actions Necessary to Consummate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 4        OPERATION OF THE BUSINESS PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.1      Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.2      Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 5        CONDITIONS TO THE OBLIGATION OF PURCHASER TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.2      Certificate Regarding Environmental Representations
                          and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24




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
         Section 5.3      Compliance with this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.4      Purchase Permitted by Applicable Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.5      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.6      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.7      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.8      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.9      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.10     Satisfaction of Conditions to Closing Under
                          The Asset Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 6        CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.2      Compliance with this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.3      Sale Permitted by Applicable Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 6.4      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 6.5      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 6.6      Satisfaction of Conditions to Closing Under
                          The Asset Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 7        REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 7.1      Existence and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 7.2      Corporate Authorization: No Contravention . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.3      Governmental Authorization: Third Party Consents  . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.4      Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.5      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 7.6      Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.7      Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.8      Condition of and Title to Tangible Personal Property  . . . . . . . . . . . . . . . . . . .  30
         Section 7.9      Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 7.10     Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.11     No Material Adverse Change: Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 7.12     Broker's Finder's or Similar Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 7.13     Patents, Trademarks. Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 7.14     Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.15     Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.16     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.17     Tax Returns and Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 7.18     Employee Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 7.19     Restrictive Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 7.20     List of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 7.21     Information Furnished . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 7.22     All Assets Included . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 7.23     Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

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
         Section 7.24     Right-of-Way Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE 8        REPRESENTATIONS AND WARRANTITHEOPURCHASER AND THE GUARANTOR  . . . . . . . . . . . . . . . . . . . .  39
         Section 8.1      Authorization: No Contravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 8.2      Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 8.3      Broker's, Finder's or Similar Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 8.4      Governmental Authorization; Third Party Consent . . . . . . . . . . . . . . . . . . . . . .  40
         Section 8.5      Sufficient Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 8.6      Fraudulent Conveyance/Fraudulent Transfer Matters . . . . . . . . . . . . . . . . . . . . .  40
         Section 8.7      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 9        CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 9.1.A    Time and Place. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 9.1.B    Effective Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 9.2      Documents and Instruments to be Delivered by PPI  . . . . . . . . . . . . . . . . . . . . .  42
         Section 9.3.A    Documents and Instruments to be Delivered by Purchaser. . . . . . . . . . . . . . . . . . .  43
         Section 9.3.B    Documents and Instruments to be Delivered by Guarantor. . . . . . . . . . . . . . . . . . .  43
         Section 9.4      Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 9.4.1    Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 9.4.2.   Wastes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE 10       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 10.1     Grounds for Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 10.2     Termination of the Asset Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 10.3     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE 11       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 11.1     Indemnification by PPI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 11.2     Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 11.3     Indemnification by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 11.4     Indemnification Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 11.5     Limits on Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 11.6     Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 11.7     Special Environmental Indemnification and Post-Closing
                          Covenants by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 11.8     Notification; Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 11.9     Net Worth Covenant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE 12       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 12.1     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 12.2     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 12.3     Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 12.4     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 12.5     Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

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
         Section 12.6     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 12.7     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 12.8     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 12.9     Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 12.10    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 12.11.A  Post-Closing Access to Books and Records by Purchaser . . . . . . . . . . . . . . . . . . .  61
         Section 12.11.B  Post-Closing Access to Books and Records by PPI . . . . . . . . . . . . . . . . . . . . . .  62
         Section 12.12    Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 12.13    Capitalized Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Section 12.14    Accounts Receivable Collections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Section 12.15    Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Section 12.16    Guaranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

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                 PINEY POINT PIPELINE ASSET PURCHASE AGREEMENT
                   BY AND AMONG PINEY POINT INDUSTRIES, INC,
                 SUPPORT TERMINALS OPERATING PARTNERSHIP, L.P.
                AND KANEB PIPE LINE OPERATING PARTNERSHIP, L.P.


         This Piney Point Pipeline Asset Purchase Agreement is made this 27th day of August, 1995, by and among Piney Point Industries, Inc., a Maryland corporation and a wholly-owned subsidiary of SIC with its principal place of business at 4646 Fortieth Street, N.W., Washington D.C. 20016 ("PPI" or the
"Company"), Support Terminals Operating Partnership, L.P., a Delaware limited partnership with its principal place of business at 17304 Preston Road, Suite
1000, Dallas, Texas 75252-5623 ("Purchaser") and Kaneb Pipe Line Operating
Partnership, L.P., a Delaware limited partnership with its principal place of business at 2435 N. Central Expressway, Suite 700, Richardson, Texas 75080
("Guarantor").

                                    RECITALS

         A.      PPI owns and operates the Pipeline.

         B.      SPC and Purchaser have entered into the Asset Purchase
Agreement, pursuant to which, SPC has agreed to sell to Purchaser and Purchaser has agreed to buy from Seller those SPC assets more particularly described in the Asset Purchase Agreement.

         C.      As part of the transactions contemplated by the Asset Purchase
Agreement, PPI has agreed to sell to Purchaser and Purchaser has agreed to buy the Pipeline Assets and the Business, on the terms and subject to the conditions set forth in this Agreement.

         Now, therefore, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Adjusted Purchase Price" means the Purchase Price less any reductions thereto made in accordance with this Agreement.

         "Affiliate" means as to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

         "Agreement" means this Agreement and the Schedules and Exhibits attached hereto, as amended, supplemented or modified.

         "Andrews AFB" means Andrews Air Force Base in Prince George's County, Maryland.

         "Applicable Law" means as to any Person, any Federal, state, municipal, foreign or other law, treaty, order, ordinance, code, rule, regulation, right, privilege, qualification, license or franchise or determination of or promulgated by a Governmental Authority, applicable or binding on such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

         "Asset Purchase Agreement" means that certain Asset Purchase Agreement By and Among Steuart Petroleum Company, SPC Terminals, Incorporated, Support Terminals Operating Partnership, L.P. and Kaneb Pipe Line Operating Partnership, L.P., of even date with this Agreement.

         "Assumed Liabilities" has the meaning set forth in Section 2.2.

         "Audit(s)" means such environmental due diligence as Purchaser chooses to conduct, including, without limitation, a Phase I and/or Phase II environmental audit.

         "Average Monthly Revenue" shall be calculated by dividing the total revenues generated from the Business for the twelve calendar months immediately preceding the date of this Agreement by twelve.

         "Business" means PPI's Pipeline operations.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, the City of New York or Washington, D.C. are authorized or required by Applicable Law or executive order to close.

         "Closing" has the meaning set forth in Section 9.1.A.

         "Closing Date" means the date specified in Section 9.1.A.

         "Cockpit Agreement" means that certain Purchase Agreement By and Among Steuart Investment Company, Support Terminals Operating Partnership, L.P. and Kaneb Pipe Line Operating Partnership, L.P. for Cockpit Point, of even date with this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

         "Consulting Agreement" means that certain Consulting Agreement by and between Steuart Petroleum Company and Piney Point Industries, Inc., dated June 30, 1991, pursuant to which SPC provides management services to PPI on the operation of the Pipeline.

         "Contracts" means all contracts and agreements between PPI and third parties relating to the Pipeline Assets or the Business, including without limitation Material Contracts, but not including the Consulting Agreement, the Dockman Services Agreement, the Tariff, the Right-of-way Agreements, or the Emergency Spill Response Agreement.

         "Dockman Services Agreement" means that certain Agreement by and between Steuart Petroleum Company and Piney Point Industries, Inc., dated June 30, 1991, pursuant to which SPC provides dockman services to assist in the unloading of river barges.

         "DOD" means the Department of Defense.

         "Due Diligence Period" means the 60-day period commencing with the date of this Agreement.

         "Emergency Spill Response Agreement" means that certain agreement by and between SPC and PPI, dated August 13, 1992, pursuant to which SPC provides PPI with certain spill response personnel, equipment and materials.

         "Environmental Adjustment Request" means a request for a reduction in the Purchase Price submitted by Purchaser pursuant to Section 3.1.2.2.

         "Environmental Law" means any Federal, state or local law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or the environmental conditions concerning the Pipeline Assets or any portion thereof, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") as amended, 42 U.S.C. Sections 6901 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. ("RCRA"); the Clean Air Act, 42 U.S.C. Sections 7401 et seq. ("CAA"); the Clean Water Act, 33 U.S.C. Sections 1251 et seq. ("CWA") and similar laws of any Governmental Authority having jurisdiction over any portion of the Pipeline Assets as such laws may be amended or supplemented from time to time, and all regulations promulgated or orders issued pursuant to such laws, but not including the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq. ("OSHA") or other laws relating primarily to the protection of workers.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any Person that is treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c),
(m) or (o) of the Code.

         "Excluded Assets" has the meaning set forth in Section 2.1.

         "GAAP" means generally accepted United States accounting principles in effect from time to time.

         "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision of any thereof, any federal, state, local or other court or arbitral tribunal, and any entity (corporate or otherwise) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Substance" includes without limitation:

                 (i) any substance included within the definition of "hazardous waste" pursuant to Section 1004 of the RCRA and implementing regulations;

                 (ii) any substance included within the definition of "hazardous substance" pursuant to Section 101 of CERCLA and implementing regulations;

                 (iii) any pollutant listed under the CAA, the CWA or implementing regulations pursuant to the CAA or the CWA; and

                 (iv)     petroleum and petroleum products.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "Indemnified Party" means each PPI Indemnified Party or each Purchaser Indemnified Party as determined by the context of the reference to "Indemnified Party" herein.

         "Knowledge" when used with respect to the Company, means the actual knowledge of the officers of the Company, and when used with respect to the Purchaser, means the actual knowledge of the officers of the general partner of the Purchaser, and the officers of ST Services, Inc.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing, except that "Lien" shall not include liens for taxes that PPI is obligated to pay under any Right-of-way Agreement not due and payable at Closing.

         "Major Loss" means any loss, damage, breakdown, or casualty to the Pipeline Assets whether from fire, flood, hurricane, or any other cause, in an amount reasonably estimated to exceed five hundred thousand dollars ($500,000), whether or not covered by insurance.

         "Material Contracts" means Contracts that either (i) require an annual payment by any party thereto in excess of $50,000, (ii) are not cancelable by PPI (at no penalty to PPI) within twelve months, or (iii) have a material effect on the operation or conduct of the Business.

         "Net Remedial Cost" means the cost, estimated if necessary, to perform any Remedial Work net of estimated insurance coverage and reimbursements from trust funds maintained by any Governmental Authority.

         "Notice" has the meaning set forth in Section 3.1.2.4.

         "Ordinary Course of Business" means a course of business consistent with the Company's past customs and practices with respect to the Business.

         "Permitted Encumbrances" shall mean (i) those matters described on Schedules 2.1(a), 2.1(b) or 2.1(c) under the heading of "Permitted Encumbrances", (ii) Liens for taxes that PPI is obligated to pay under any Right-of-Way Agreement not due and payable at Closing, (iii) Liens on the ROW Real Estate arising due to the acts or omissions of the owner or lessor of the ROW Real Estate, (iv) any Lien on the ROW Real Estate that is not attributable to an act or omission of PPI or its Affiliates, and (v) any Liens or other restrictions or title defects that are waived or consented to by Purchaser.

         "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "Pipeline" means the 11.6 miles (approximately) of pipeline extending from the Anacostia River at the Anacostia Naval Facility in Washington, D.C. onto Andrews AFB in Prince George's County, Maryland, operated by PPI, together with the PPI Tanks and any other improvements or fixtures utilized by PPI in connection therewith.

         "Pipeline Assets" has the meaning set forth in Section 2.1.

         "PPI's Consultant" means Versar, Inc., or any other recognized environmental firm selected by PPI and approved by Purchaser, such approval not to be unreasonably withheld.

         "PPI Indemnified Party" has the meaning set forth in Section 11.3.

         "PPI Tanks" means those petroleum product storage tanks used in the operation of Business and located at Andrews AFB.

         "Purchase Price" has the meaning set forth in Section 2.3.1.

         "Purchaser Indemnified Party" has the meaning set forth in Section
11.1.

         "Purchaser's Consultant" means Think Tank, Inc., or any other recognized environmental consulting firm selected by Purchaser and approved by PPI, such approval not to be unreasonably withheld.

         "Remedial Work" means any investigation, site monitoring, containment, cleanup, removal, restoration, or other corrective action that is reasonably necessary to remedy any non-compliance with Environmental Law, that is reasonably necessary under Environmental Law, or that has been required by a Governmental Authority.

         "Right-of-way Agreement(s)" means the agreement(s) (whether in the form of a license, easement, lease or other form of agreement) pursuant to which PPI is granted the right to use the real estate owned by third parties for the Pipeline and the Business. The Right-of-way agreements are more particularly described in Schedule 2.1(b).

         "ROW Real Estate" means, individually or in the aggregate, the real estate on which the Pipeline is located that is described, in and subject to the terms and conditions set forth in, a Right-of-way Agreement.

         "SIC" means Steuart Investment Company, a Delaware corporation.

         "SPC' means Steuart Petroleum Company, a Delaware Corporation.

         "Tangible Personal Property" means all tangible personal property used in the Business including, but not limited to, the Vehicles.

         "Tariff" means that certain tariff and the related operating agreement pursuant to which PPI transports petroleum products to, and stores petroleum products at, Andrews AFB.

         "Unaudited Annual PPI Financial Statements" means the unaudited balance sheets and related statements of income and cash flows of PPI as of and for the years ending December 31, 1992, 1993 and 1994.

         "Unaudited Monthly PPI Financial Statements" means the unaudited balance sheets and related statements of income and cash flows of PPI as of and for each month and year-to-date for the six months ending June 30, 1995.

         "Vehicles" means all boats, automobiles, trailers, trucks, vans, and other motor vehicles used in the Business, including, but not limited to, those listed on Schedule 2.1(c).

                                   ARTICLE 2
                          PURCHASE AND SALE OF ASSETS

         Section 2.1 Sale and Purchase. At the Closing, PPI shall sell, transfer, grant, assign, convey and deliver to Purchaser, and Purchaser shall purchase and accept from PPI, all right, title and interest in and to the assets, properties, and rights comprising the Business and the Pipeline, whether tangible or intangible, real, personal or mixed, and wherever located (collectively, the "Pipeline Assets"), free and clear of all Liens, and other restrictions, except for Permitted Encumbrances, provided, that the Pipeline Assets shall not include and Purchaser shall not acquire (i) cash, bank accounts, accounts receivable, certificates of deposit or other cash equivalents, (ii) any tax refunds attributable to taxes paid by PPI, (iii) those assets listed on Schedule 2.1 under the heading "Excluded Assets", (iv) the right to the Piney Point Industries name, (v) any insurance retrospective rating adjustment applicable to periods prior to the Closing Date, (vi) any reimbursements from trust funds or insurance maintained by any Governmental Authority for Remedial Work performed prior to the Closing Date and paid for by PPI, and (vii) any and all contractual rights attributable to the Tariff (except as contemplated by Section 5.6), the Dockman Services Agreement, the Emergency Spill Response Agreement and the Consulting Agreement (the items listed in clauses (i) through (vii) being referred to herein as the "Excluded Assets"). The Pipeline Assets include without limitation:


                 (a)      the Pipeline as described on Schedule 2.1(a);

                 (b) the Company's rights under the Right-of-way Agreements, including, but not limited to, those listed on Schedule 2.1(b);

                 (c)      the Tangible Personal Property as listed on Schedule
                          2.1(c);

                 (d) PPI's rights under the Contracts, to the extent transferable, including PPI's rights under the Material Contracts listed on Schedule 2.1(d);

                 (e) all business records in the possession or under the control of PPI relating to the Pipeline Assets or the Business, including without limitation the books and records of accounts and customer and prospect lists, but excluding financial records presently maintained at PPI's location at 4646 Fortieth Street, N.W., Washington, D.C. (which PPI shall maintain and transfer to Purchaser in accordance with the terms of
                          Section 12.11); and

                 (f) to the extent transferable, all of PPI's right and interest in any license, permits, consents, and authorities relating to the Business, issued by any Governmental Authority and any applications for such items.

         Section 2.2 Assumption of Liabilities. (a) Purchaser shall assume at Closing:

                 (i) obligations of PPI under the Contracts and Right-of-way Agreements attributable to periods of time commencing with the Closing, provided, however, that (A) with respect to Material Contracts and Right-of-way Agreements, Purchaser assumes such obligations only for Material Contracts listed on Schedule 2.1(d) and Right-of-way Agreements listed on Schedule 2.1(b) and in each case only to the extent true and correct copies thereof and all amendments thereto have either been delivered to Purchaser as of the date hereof, or are delivered to and consented to by Purchaser after the date hereof, provided, however, that to the extent that a copy of an immaterial amendment to such Material Contract or such Right-of-way Agreement has not been provided to Purchaser as of the date hereof, Purchaser shall assume such obligations for such Material Contract or such Right-of-way Agreement without regard to the amendment not delivered to Purchaser and, in such event, PPI shall be responsible for all Liabilities of Purchaser with respect to the amendment not delivered to Purchaser without regard to the limits set forth in
Section 11.5 and (B) Purchaser specifically does not assume, and shall not be treated as having assumed, any liability or obligation under any Material Contract or Right-of-way Agreement to the extent such liability or obligation relates to or arises out of a breach of such Contract or Right-of-way Agreement that occurs prior to the Closing (provided that liability and obligation for Purchaser's continuing breaches of such Contracts or such Right-of-way Agreements after Closing and liability and obligation for breaches of such Contracts or

Right-of-way Agreements commenced by Purchaser after Closing shall be the responsibility of Purchaser); and

                 (ii) except as expressly provided for otherwise herein and in accordance with the provisions of Section 11.7, any amounts payable to perform Remedial Work with respect to the Pipeline Assets or the Business, regardless of when the events giving rise to the obligation to perform such Remedial Work are alleged to have occurred.

                 The obligations assumed by Purchaser pursuant to subsection
(a) of this Section 2.2 are referred to herein collectively as the "Assumed Liabilities".

         (b) Purchaser shall not assume any liabilities or obligations of PPI not specifically assumed under subsection (a) of this Section 2.2, except to the extent that Purchaser's covenants in Section 11.7 constitute an assumption of such liabilities or obligations. Nothing herein shall be deemed to contravene the Purchaser's indemnification of PPI in Sections 11.3 and 11.7, which shall remain in full force and effect. Without in any way limiting the foregoing, the parties agree that the Purchaser does not and will not assume the sponsorship of, or the responsibility for contributions to, or any liability in connection with, any employee pension benefit plan, any employee welfare benefit plan, or other employee benefit agreement or arrangement maintained or adopted by PPI for its employee, former employees, retirees, their beneficiaries or any other Person. In addition and not as a limitation of the foregoing covenant, the parties agree that PPI shall be liable for any continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by
Section 4980B of the Code due to qualifying events which occur on or before the Closing Date.

Notwithstanding the foregoing, Purchaser shall provide health and medical benefits under its then existing plans, effective as of the date of hire, if the PPI employee is hired by Purchaser.

         Section 2.3 Payment of Purchase Price. The consideration for the sale of the Pipeline Assets shall be the Purchase Price and the assumption by the Purchaser of the Assumed Liabilities.

                 2.3.1 Purchase Price. At the Closing, Purchaser shall pay for the Pipeline Assets the sum of Four Million Two Hundred Thousand ($4,200,000) (the "Purchase Price"), or the Adjusted Purchase Price, as the case may be. Notwithstanding any provision contained herein that may be construed to the contrary, any adjustment to the Purchase Price pursuant to the terms of this Agreement (other than Section 12.14) shall be calculated as part of the Aggregate Adjusted Purchase Price for purposes of determining SPC's right to terminate the Asset Purchase Agreement pursuant to Section 10.1(c) therein.

                 2.3.2    Intentionally Omitted.

         Section 2.4 Allocation of Purchase Price Amongst Pipeline Assets. The Purchase Price shall be allocated amongst the Pipeline Assets in accordance with the fair market values set forth on Schedule 2.4. Neither party shall take any position inconsistent with Schedule 2.4 in any filing with the Internal Revenue Service or for any other purpose.

         Section 2.5      Intentionally Omitted.

         Section 2.6 Payment of Taxes and Closing Costs. Purchaser shall be responsible for and shall pay any and all state sales taxes arising in connection with the sale of the Pipeline Assets. All closing costs in connection with the transfer of the rights under the Right-of-way

Agreements, including transfer taxes, if any, and recording fees, shall be paid equally by PPI and Purchaser.

         Section 2.7      Risk of Loss.

                 (a) The risk of loss of the Pipeline Assets shall pass to Purchaser at Closing. If there is any loss, damage, breakdown, or casualty to any of the Pipeline Assets prior to Closing that does not constitute either (i) a loss, damage, breakdown, or casualty that has been repaired or replaced to the reasonable satisfaction of Purchaser, or (ii) a loss, damage, breakdown, or casualty fully covered by insurance proceeds which have been assigned to Purchaser and insurance retentions paid by PPI to Purchaser, the Purchase Price shall be reduced by the cost to repair or replace such assets, estimated if necessary. If there is reasonable doubt whether a loss, damage, breakdown, or casualty is fully covered by insurance and the payment of insurance retentions by PPI, Purchaser may reduce the Purchase Price by the cost of repairing or replacing such assets, in which case PPI shall not assign the insurance proceeds or pay any insurance retentions to Purchaser. The cost of repairing or replacing such assets shall be such cost or estimated cost as is agreed upon between the parties.

                 (b) Notwithstanding the above provisions of this Section 2.7, if any repair or replacement is reasonably expected to cause the Average Monthly Revenue to decrease by five percent (5%) or more during the month immediately following Closing, Purchaser may, in lieu of accepting insurance proceeds and any insurance retentions or a reduction in the Purchase Price, delay the Closing until PPI has completed such repair or replacement to the reasonable satisfaction of Purchaser, provided, however, that if Purchaser elects to delay the Closing, SPC and SIC, both, but not separately, may elect to delay the Closing contemplated under the Asset

Purchase Agreement and the Closing contemplated under the Cockpit Agreement until such time as the closings under the Purchase Agreements can occur simultaneously. If the Purchaser elects to delay the Closing pursuant to the preceding sentence, then (unless PPI is entitled to and elects to terminate this Agreement pursuant to Article 10), PPI shall promptly and diligently cause such repair or replacement to be completed to the reasonable satisfaction of Purchaser.

                                   ARTICLE 3

                            MATTERS PRIOR TO CLOSING

         Section 3.1      Due Diligence.

                 3.1.1 Examination of Records and Assets. During the Due Diligence Period, (i) Purchaser and its agents may examine the Pipeline Assets and the Business, and such books, records, files, and documents of the Company that relate to the Business or the Pipeline Assets, (ii) the Company shall make available to Purchaser and its agents for review all information concerning the Pipeline Assets or the Business which they may request, and (iii) the Company will make available to Purchaser the officers and the employee of the Company to answer questions and to discuss the Company and its Business, all in a manner that does not unduly disrupt the Business. If the Closing does not occur, Purchaser shall promptly return to the Company, at Purchaser's expense,
(i) all documents (including any copies thereof) received from the Company before, during or after the Due Diligence Period, and (ii) any documents or materials that Purchaser or its advisers have generated that contain or disclose information from the documents received from the Company. Prior to Closing, except as required in connection with Kaneb Pipe Line Partners, L.P.'s registration statement filed under the Securities Act of

1933 and the related offering of partnership units, Purchaser shall maintain in confidence any information or data received from PPI in the course of conducting its due diligence, including without limitation the environmental due diligence provided for in Section 3.1.2, and shall not use the same for any purpose except in connection with the transaction contemplated by this Agreement, provided, that the foregoing confidentiality requirement shall remain in effect after the Closing with respect to the financial statements of the Company and its Affiliates. Prior to Closing, and thereafter with respect to the financial statements of the Company and its Affiliates, except as required in connection with Kaneb Pipe Line Partners, L.P.'s registration statement filed under the Securities Act of 1933 and the related offering of partnership units, Purchaser shall not disclose any such information or data to any third person except to the extent that (i) such information or data is already in the public domain, or (ii) such disclosure is compelled or required by subpoena or similar legal process.

                 3.1.2    Environmental Due Diligence.

                 3.1.2.1 Audits and Surveys. During the Due Diligence Period, Purchaser may cause Audits to be conducted by the Purchaser's Consultant, at its expense, of any of the Pipeline Assets and ROW Real Estate (to the extent such Audits are permitted under the applicable Right-of-way Agreement). The scope, methodology, timing, and conduct of all such Audits shall be subject to the prior approval of PPI which approval shall not be unreasonably withheld, except that it shall not be unreasonable for PPI to withhold its approval based on PPI's reasonable opinion that such Audit is not permitted under the relevant Right-of-way Agreement. All Audits shall be conducted so as to avoid unduly disrupting the Business. All such Audits shall be completed within the Due Diligence Period if, and to the extent that, Purchaser wishes to rely on the results of such Audits in proposing any adjustment to the Purchase Price pursuant to Section 3.1.2.2. The Purchaser shall cause the Purchaser's Consultant to deliver simultaneously to PPI copies of all data, reports, surveys, or audits, or drafts thereof that it delivers to Purchaser with respect to the Business or the Pipeline Assets and deliver to PPI promptly after signing this Agreement copies of all data, reports, surveys, audits, or drafts thereof delivered to Purchaser with respect to the Business or the Pipeline Assets prior to the signing of this Agreement.

                 3.1.2.2  Purchase Price Adjustment for Certain Remedial Work.

                          (a)     If the Audits prepared by Purchaser's
Consultant disclose that Remedial Work is required with respect to the Pipeline Assets or the Business, then Purchaser shall record and track such Remedial Work with any Remedial Work disclosed pursuant to Section 3.1.2.2 of the Asset Purchase Agreement and Section 3.1.2.2 of the Cockpit Agreement and Purchaser may deliver to PPI and SPC an Environmental Adjustment Request to request an adjustment to the Purchase Price subject to this subsection (a) and subsections
(b), (c) and (d) below. The Net Remedial Cost for Remedial Work with respect to the Pipeline Assets or the Business disclosed pursuant to this Section
3.1.2.2 shall be aggregated with the Net Remedial Cost for Remedial Work under
Section 3.1.2.2 of the Asset Purchase Agreement and Section 3.1.2.2 of the Cockpit Agreement for purposes of (i) calculating the one million dollar ($1,000,000) threshold described in Section 3.1.2.2 of the Asset Purchase Agreement and the Remaining Threshold, (ii) delivering an Environmental Adjustment Request to SPC and PPI, (iii) calculating the Net Remedial Cost to determine Purchaser's right to terminate pursuant to Section 10.1(h) of the Asset Purchase Agreement, and (iv) calculating the Aggregate Adjusted Purchase

Price to determine SPC's right to terminate under Section 10.1(c) of the Asset Purchase Agreement.

                          (b)     The time limitations and procedures for (i)
delivering an Environmental Adjustment Request, and (ii) determining the Net Remedial Cost for Remedial Work required with respect to the Pipeline Assets or the Business set forth in Section 3.1.2.2 of the Asset Purchase Agreement shall apply hereunder.

                          (c)     Any Environmental Adjustment Request that
includes a description of Remedial Work required with respect to the Pipeline Assets or the Business shall be delivered to PPI and SPC.

                          (d)     To the extent, if any, that the Aggregate Net
Remedial Cost under the Purchase Agreements exceeds one million dollars ($1,000,000) and any of the excess amount of such Aggregate Net Remedial Cost is attributable to the Pipeline Assets or the Business as determined in accordance with the procedures set forth in Section 3.1.2.2(e) of the Asset Purchase Agreement, then the Purchase Price shall be reduced by the amount of such excess in accordance with Section 3.1.2.2 of the Asset Purchase Agreement.

                 3.1.2.3 Purchase Price Adjustment for Other Remedial Work. Notwithstanding any terms contained in Sections 3.1.2.1 and 3.1.2.2, (i) if there is a violation of Environmental Law that occurs after the date of this Agreement and prior to Closing that requires Remedial Work with respect to the Pipeline Assets or the Business that is not completed prior to Closing either to the reasonable satisfaction of Purchaser or to the satisfaction of the applicable Governmental Authority, or (ii) if after the Due Diligence Period and prior to Closing a violation of Environmental Law that requires Remedial Work with respect to the Pipeline

Assets or the Business is discovered that could not reasonably have been discovered during the Due Diligence Period by a Phase I and Phase II environmental audit and such Remedial Work is not completed prior to Closing either to the reasonable satisfaction of Purchaser or to the satisfaction of the applicable Governmental Authority, then in each such case Purchaser shall be entitled to an adjustment to the Aggregate Purchase Price determined in accordance with the procedures set forth in Sections 3.1.2.2 and 3.1.2.3 of the Asset Purchase Agreement without regard to the 75 day time period for proposing such adjustment.

                 3.1.2.4 Other Environmental Liabilities. If, prior to Closing, Purchaser or PPI receives notice of a claim from, or discovers, or receives notice of any facts or circumstances reasonably expected by ICF Kaiser to give rise to a claim by, any Person or Governmental Authority for liability or obligation (other than for Remedial Work) related to an alleged violation of Environmental Law with respect to the Pipeline Assets or the Business, it shall promptly notify the other parties hereto (the "Notice"). Thereafter, PPI and Purchaser shall attempt to agree on whether a Purchase Price adjustment or other agreeable mechanism is warranted with respect to such claim. If the parties are unable to agree, PPI may in its discretion assume responsibility for such claim and provide Purchaser with an indemnification against such claim reasonably satisfactory to Purchaser. If within thirty (30) days after the Notice (i) the parties are unable to agree on an adjustment to the Purchase Price or other agreeable mechanism, and (ii) PPI fails to assume responsibility for such claim and provide an indemnification reasonably satisfactory to Purchaser, then Purchaser shall have the right to terminate this Agreement.

         Section 3.2      Intentionally Omitted.

         Section 3.3      Consents.

                 (a) PPI shall use reasonable commercial efforts promptly to obtain the consent, waiver or approval of each Person whose consent, waiver, or approval is required to effect an assignment of any of the Material Contracts or Right-of-way Agreements, or to transfer any of the Pipeline Assets to Purchaser, or otherwise in connection with this transaction, and, where appropriate, to effect a novation of such Material Contracts or Right-of-way Agreements. Purchaser shall cooperate with PPI in obtaining such items as reasonably requested to do so by PPI.

                 (b) Purchaser acknowledges that (i) the Tariff will not be transferred to Purchaser and (ii) Purchaser must apply for its own tariff and operating agreement to transport petroleum products to, and store petroleum products at, Andrews AFB after Closing.

         Section 3.4 Hart-Scott-Rodino. Purchaser and PPI shall each comply with the notification, waiting period and other requirements of the HSR Act. Each party shall take reasonable steps to provide information to and otherwise cooperate with the other parties for the purposes of making required filings under the HSR Act.

         Section 3.5 Purchaser's Licenses, Permits. Purchaser shall (i) exercise reasonable commercial efforts promptly to obtain all licenses and permits required by Purchaser to purchase the Pipeline Assets, and (ii) use best efforts to promptly tender and obtain approval for a tariff and related operating agreement to transport petroleum products to, and store petroleum products at, Andrews AFB with a tariff rate of at least $.95 per Bbl. and containing substantially similar terms as the most recently effective Tariff.

         Section 3.6      Employees.

                 (a) PPI shall provide Purchaser with the name, address and base salary of its employee, and provide Purchaser with the opportunity to conduct a pre-employment interview with the employee. Purchaser may but shall not be obligated to offer employment to the PPI employee, on such terms and conditions as Purchaser may determine, contingent upon and effective at Closing. PPI shall terminate the employee effective at Closing. PPI shall be responsible for paying any and all liabilities resulting from such termination (including, but not limited to, any liabilities under the Workers Adjustment and Retraining Notification Act, if applicable) and will indemnify and hold harmless Purchaser therefrom.

                 (b) PPI and SPC will terminate the Dockman Services Agreement, the Consulting Agreement and the Emergency Spill Response Agreement effective on the Closing Date.

         Section 3.7 Notification. Each party shall promptly notify the other parties if it has Knowledge of (i) any information indicating that any representation or warranty of any other party is or may be untrue in any material respect, (ii) any covenant to be performed by such other party that is not being performed, or (iii) any circumstance that would impede or interfere with the Closing, except that no party shall be liable for a breach of this covenant unless and except to the extent that the affected party is materially prejudiced or damaged thereby.

         Section 3.8 Deferred Like-Kind Exchange. Upon the request of PPI, made at least two Business Days prior to the Closing Date, Purchaser shall execute such documents as may reasonably be required to acknowledge (x) notice of PPI's intention to accomplish a deferred like-kind exchange of part or all of the Pipeline Assets pursuant to Section 1031 of the Code and

Treasury Regulation 1.1031(k)-1 and (y) the assignment of PPI's right, title and interest in and to (but not PPI's obligations under) this Agreement to a qualified intermediary (within the meaning of Treasury Regulation Section 1.1031(k)-1(g)(4)).

         Section 3.9 Actions Necessary to Consummate. From and after the date of this Agreement, each of the parties shall in good faith take such action as may be commercially reasonable to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 4

                   OPERATION OF THE BUSINESS PRIOR TO CLOSING

         Section 4.1 Ordinary Course. (a) Between the date of this Agreement and the Closing, PPI shall (i) carry on the Business diligently in the Ordinary Course of Business and shall not institute any new methods of accounting or pricing, or engage in any transaction or activity, or enter into any agreement or make any commitment with respect to the Pipeline Assets or the Business, except in the Ordinary Course of Business; (ii) maintain the Pipeline Assets in good operating condition consistent with past practice and comply timely with all provisions of leases, agreements, contracts and commitments relating to the Pipeline Assets or the Business; (iii) exercise reasonable efforts to preserve the Business and its relationships with its customers, its employee, and suppliers, to timely file all reports required by any Governmental Authority and to pay all taxes, and to comply with all Applicable Law. In addition, PPI shall deliver to Purchaser copies of monthly and year-to-date financial statements prepared on a basis consistent with the Unaudited Monthly PPI Financial Statements for periods subsequent to June 30, 1995 and prior to the Closing as soon as they become available to PPI, but in no event later than twenty-one (21) days after the end of the month covered by such statements together with a representation that such statements are true and correct in all material respects and fairly present the financial position of the Business as of respective dates thereof and results of operations and cash flow of the Business as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied, subject to normal year end adjustments, the adjustments described in Schedule 7.9 and absence of footnotes required by GAAP.

         Section 4.2 Certain Changes. Without the prior consent of Purchaser such consent not to be unreasonably withheld, provided that such consent shall be deemed to have been given unless it is denied within five (5) Business Days of having been requested, PPI shall not: (i) permit or allow any of the Pipeline Assets to be subjected to any Lien; (ii) cancel or waive any material claim or right relating to the Pipeline Assets or the Business; (iii) sell, transfer, assign, distribute or otherwise dispose of any Pipeline Assets, except in the Ordinary Course of Business; (iv) enter into any contract or commitment with respect to the Pipeline Assets or the Business, the performance of which may extend beyond the Closing Date, except in the Ordinary Course of Business; (v) cause or permit any of its current insurance or reinsurance policies with respect to the Pipeline Assets or the Business to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation, or lapse, PPI obtains replacement policies from the same or comparable insurers providing coverage which is the same or comparable to that provided under the cancelled, terminated, or lapsed policies; (vi) acquire by purchase or license any trademark, patent, or other intellectual property rights with respect to the Business; (vii) make any payment or provision with respect to any employee benefit plan or program with respect to the Business, except in the Ordinary Course of Business, or adopt any new employee benefit plan or program with respect to the Business or amend any existing employee benefit plan or program with respect to the Business, or enter into any new employment agreements with respect to the Business, or increase the compensation payable to the employee or pay any bonuses to the employee, except in the Ordinary Course of Business. Without the consent of Purchaser, such consent not to be unreasonably withheld, PPI shall not enter into, amend or modify any Material Contracts or Right-of-way Agreements, provided that such consent shall be deemed to have been given unless it is denied within five (5) Business Days of having been requested.

                                   ARTICLE 5
               CONDITIONS TO THE OBLIGATION OF PURCHASER TO CLOSE

         The obligation of the Purchaser to purchase the Pipeline Assets at Closing shall be subject to the satisfaction of the following conditions on or before the Closing Date, except as and to the extent that such satisfaction is waived by Purchaser.

         Section 5.1 Representations and Warranties. The representations and warranties of the Company contained in Article 7 (other than Section 7.16) shall be true and correct in all material respects at and as of the Closing Date and the Purchaser shall have received a certificate to that effect signed by an officer of the Company.

         Section 5.2 Certificate Regarding Environmental Representations and Warranties. The Company shall have delivered to Purchaser a certificate signed by an officer of the Company stating either (i) the representations and warranties of the Company contained in Section 7.16 are true and correct at and as of the Closing Date or (ii) the representations and warranties of the Company contained in Section 7.16 are true and correct at and as of the Closing Date except for matters disclosed in the certificate, which certificate shall divide any such matters stated therein into matters for which a Purchase Price adjustment is available under Sections 3.1.2.2, 3.1.2.3 or 3.1.2.4, and matters for which a Purchase Price adjustment is not available under Section 3.1.2.3(ii).

         Section 5.3 Compliance with this Agreement. The Company shall have performed and complied in all material respects with all of its agreements and covenants set forth or contemplated herein that are required to be performed or complied with on or before the Closing Date and the Purchaser shall have received a certificate to that effect signed by an officer of the Company.

         Section 5.4 Purchase Permitted by Applicable Laws. The purchase of the Pipeline Assets shall not be prohibited by any Applicable Law or by any order or ruling of any Governmental Authority, nor shall any condition have been imposed on the Closing by any Governmental Authority which would subject either party to penalties or other sanctions as a result of the Closing.

         Section 5.5 Opinion of Counsel. The Purchaser shall have received an opinion of counsel to the Company, dated the Closing Date, opining in substance on the matters set forth in Exhibit 5.5.

         Section 5.6 Consents and Approvals. All material consents, exemptions, authorizations, or other actions by, or notices to, or filings with, any Person necessary or required in connection with the purchase of the Pipeline Assets or the operation of the Business by Purchaser shall have been obtained and be in full force and effect (including any required consent of a ROW Real Estate owner for the transfer or assignment of a Right-of-way Agreement and an extension of the expired license described in Schedule 2.1(b)), and any waiting periods under any Applicable Law shall have expired. Purchaser shall have either (i) obtained a tariff and related operating agreement with a tariff rate of at least $.95 per Bbl. and containing substantially similar terms as the most recently effective Tariff or
(ii) reached an acceptable agreement with PPI pursuant to which Purchaser is allowed to operate the Pipeline under, and obtain the benefit of, the Tariff until such time as Purchaser is able to obtain an acceptable tariff and related operating agreement for operating the Pipeline.

         Section 5.7      Intentionally Omitted.

         Section 5.8      No Material Adverse Change.  Except as set forth on
Schedule 7.11 or as disclosed in the Unaudited Monthly PPI Financial Statements dated after December 31, 1994 provided to Purchaser prior to the signing of this Agreement, there shall have been no material adverse change in the Pipeline Assets or the operations or financial condition of the Business since December 31, 1994.

         Section 5.9      Intentionally Omitted.

         Section 5.10 Satisfaction of Conditions to Closing Under The Asset Purchase Agreement. All the conditions to Close set forth in Article 5 of the Asset Purchase Agreement shall have been satisfied, except to the extent that such satisfaction is waived by Purchaser.

                                   ARTICLE 6

              CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

         The obligations of the Company to sell the Pipeline Assets hereunder shall be subject to the satisfaction of the following conditions on or before the Closing Date, except as and to the extent that such satisfaction is waived by the Company.

         Section 6.1 Representations and Warranties. The representations and warranties of the Purchaser and the Guarantor contained in Article 8 hereof shall be true and correct in all material respects at and as of the Closing Date, and the Company shall have received a certificate to that effect signed by an officer of the general partner of the Purchaser and an officer of the general partner of the Guarantor.

         Section 6.2 Compliance with this Agreement. The Purchaser and Guarantor shall have performed and complied in all material respects with all of their agreements and covenants set forth or contemplated herein that are required to be performed or complied with by the Purchaser and Guarantor on or before the Closing Date, and PPI shall have received a certificate to that effect signed by an officer of the general partner of the Purchaser and an officer of the general partner of the Guarantor.

         Section 6.3 Sale Permitted by Applicable Laws. The sale of the Pipeline Assets by the Company hereunder shall not be prohibited by any Applicable Law, or Governmental Authority nor shall any condition have been imposed on the Closing by any Governmental Authority which would subject either party to penalties or other sanctions as a result of the Closing.

         Section 6.4 Opinion of Counsel. The Company shall have received an opinion of counsel to the Purchaser, dated the Closing Date, opining in substance on the matters set forth in Exhibit 6.4.

         Section 6.5 Consents and Approvals. All consents, exemptions, authorizations, waivers or other actions by, or notices to, or filings with, any Person necessary or required in connection with the execution, delivery or performance by the Purchaser of this Agreement shall have been obtained and be in full force and effect.

         Section 6.6 Satisfaction of Conditions to Closing Under The Asset Purchase Agreement. All the conditions to Close set forth in Article 6 of the Asset Purchase Agreement shall have been satisfied by Purchaser, except to the extent that such satisfaction is waived by PPI.

                                   ARTICLE 7

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby, represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

         Section 7.1 Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company: (a) has all requisite corporate power and authority, as applicable, to own and operate its property, and to conduct the business in which it is currently, or is currently proposed to be, engaged; (b) is duly qualified as a foreign corporation, and is in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business require such qualification, except to the extent that the failure to do so would not have an adverse effect on the Pipeline Assets or the Business; and (c) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

         Section 7.2 Corporate Authorization: No Contravention. The execution, delivery and performance by the Company of this Agreement: (a) has been duly authorized by all necessary corporate, and, if required, stockholder action; (b) does not contravene the terms of the Company's Certificate of Incorporation or By-Laws, or any amendment of either thereof, and (c) will not violate Applicable Law, or conflict with or result in any breach of or default under, or cause the creation of any Lien under, any contractual obligation of the Company.

         Section 7.3 Governmental Authorization: Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under an Applicable Law, is necessary or required in connection with the execution, delivery or performance by the Company, or enforcement against the Company, of this Agreement, other than compliance with the HSR Act.

         Section 7.4 Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

         Section 7.5 Litigation. Except as listed on Schedule 7.5, there are no legal actions, suits, proceedings, or claims pending, or to the Knowledge of the Company, threatened, before any Governmental Authority against or affecting the Company (a) with respect to this Agreement, or any of the transactions contemplated hereby, or (b) which would be reasonably likely to have, (i) an adverse effect on the Pipeline Assets or the Business, or (ii) an adverse effect on the ability of the Company to perform its obligations hereunder. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any Governmental Authority purporting to enjoin PPI or restrain PPI's execution, delivery or performance of this Agreement.

         Section 7.6 Compliance with Laws. The Company is in compliance with all Applicable Law, except for any failure to comply which would not have an adverse effect on the Pipeline Assets or the Business.

         Section 7.7      Intentionally Omitted.

         Section 7.8 Condition of and Title to Tangible Personal Property. The Tangible Personal Property taken as a whole is sufficient (including its state of operating condition and repair taken as a whole, but not on an item by item basis) for the conduct of the Business as presently conducted. Except as set forth on Schedule 7.8, the Company owns free of Liens (other than Liens that will be released in full at Closing) or has the right to use as a lessee under a valid lease included in the Contracts, all of the Tangible Personal Property.

         Section 7.9 Financial Condition. (a) The Company has furnished Purchaser with true and complete copies of (i) the Unaudited Annual PPI Financial Statements and (ii) the Unaudited Monthly PPI Financial Statements.

                 (b) The Unaudited Annual PPI Financial Statements and the Unaudited Monthly PPI Financial Statements are true and correct in all material respects and fairly present the results of operations of the Business as of the respective dates or for the periods set forth therein in conformity with GAAP consistently applied, subject to normal year-end adjustments, the adjustments described in Schedule 7.9, and the absence of footnotes required by GAAP.

                 (c) The Company has no material liabilities, absolute or contingent, that are not reflected in the Unaudited Annual PPI Financial Statements, or the Unaudited Monthly PPI Financial Statements, except (i) liabilities not required under GAAP to be reflected on such financial statements or the notes thereto (as applicable), (ii) liabilities incurred in the Ordinary Course of Business since the date of the most recent Unaudited Monthly PPI Financial Statements consistent with past operations and not relating to the borrowing of money and (iii) as disclosed on Schedule 7.9.

         Section 7.10     Employee Plans.

                 (a)      Types of Employee Plans.  Except as set forth in
Schedule 7.10, the Company does not maintain or contribute to any "employee pension benefit plan" or any "employee welfare benefit plan" as such terms are defined in Section 3(2) and Section 3(1), respectively, of the ERISA nor, since April 28, 1980, has the Company participated in or contributed to a "multi-employer plan" as such term is defined in Section 3(37) of ERISA.

                 (b) Prohibited Transactions. To the Company's Knowledge, and except as disclosed in Schedule 7.10, neither the Company nor any of its respective directors, officers, employees or agents, nor any "party in interest" or "disqualified person", as such terms are defined in Section 3 of ERISA and Section 4975 of the Code, has, with respect to any employee plan identified in Section 7.10(a) hereof ("Employee Plan") engaged in or been a party to any

"prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

                 (c) ERISA. To the Company's Knowledge, and except as disclosed in Schedule 7.10, the Company is in substantial compliance with the requirements prescribed by any and all statutes, orders, or governmental rules or regulations currently in effect with respect to all Employee Plans, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. To the Company's Knowledge, and except as disclosed in Schedule 7.10, the Company has in all material respects performed all material obligations required to be performed by it under, is not in violation in any material respect of, and has no knowledge of any material default or violation by any other party to, any of the Employee Plans.

                 (d) Qualifications. To the Company's Knowledge, each Employee Plan intended to qualify under Section 401(a) of the Code has heretofore been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have heretofore been determined to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has since occurred which may reasonably be expected to cause the loss of such qualification or exemption.

                 (e) No Carryover Liability. The consummation of this Agreement (and the employment by the Purchaser of PPI's former employee) will not result in any carryover liability to the Purchaser for taxes, penalties, interest or any other claims resulting from any Employee Plan, or other employee benefit agreement or arrangement. In addition, PPI makes the following representations (a) as to employee pension benefit plans of the
Company: (1) no Company has become liable to the PBGC under Sections 4062, 4063, or 4064 of ERISA under which a lien could attach to the Pipeline Assets under Section 4068 of ERISA;
(2) the Company has not ceased operations so as to become subject to the provisions of Section 4062(a) of ERISA; and (3) the Company has not made a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in
Section 4201 of ERISA, and (b) all group health plans maintained or adopted by the Company have been operated in compliance with Section 4980B(f) of the Code.

         Section 7.11 No Material Adverse Change: Ordinary Course. Since December 31, 1994, (i) there has not been any material adverse change in the Pipeline Assets or the Business and (ii) the Company has operated the Business in the Ordinary Course of Business, except as set forth on Schedule 7.11 or disclosed in any Unaudited Monthly PPI Financial Statements dated after December 31, 1994 that was provided to Purchaser prior to the signing of this Agreement.

         Section 7.12 Broker's Finder's or Similar Fees. Except as set forth on Schedule 7.12, no brokerage commissions, finder's fees or similar fees are payable in connection with the transactions contemplated hereby. Purchaser has no liability for any items set forth on Schedule 7.12.

         Section 7.13 Patents, Trademarks. Etc. PPI does not own or have the right to use any patents, trademarks, service marks, trade names, copyrights, or similar rights with respect to the Pipeline Assets or the Business. To the Company's Knowledge, no right or product, process, method, substance or other material presently sold by or employed by the Company, or which the Company contemplates selling or employing infringes upon the patents, trademarks, service marks, copyrights or licenses that are owned by others. No litigation is pending and no claim has been made against the Company or, to the Knowledge of the Company, is threatened, contesting the right of the Company to sell or use any right or product, process, method, substance or other material presently sold by or employed by the Company.

         Section 7.14 Material Contracts. The Company has delivered to Purchaser true and correct copies of all Material Contracts, including all amendments thereto. Schedule 2.1(d) lists all Material Contracts, and will be updated at Closing to include any Material Contracts entered into or amended between the date of this Agreement and the Closing Date. Except as disclosed on
Schedule 2.1(d), each Material Contract is in effect and has not been amended or otherwise modified, and is binding upon and enforceable against the Company and, to the Company's Knowledge, all parties thereto, in accordance with its terms, and there is no default thereunder and to the Knowledge of the Company no other party thereto has issued or threatened to issue a notice of termination or cancellation. Except as set forth on Schedule 2.1(d), no consent to the transfer or assignment of the Material Contracts to Purchaser is required.

         Section 7.15 Permits. Except as set forth on Schedule 7.15, the Company holds all licenses, permits, franchises, approvals, consents, waivers, exemptions, authorizations, certificates of occupancy and similar rights and privileges which are necessary for the operation of its Business.

         Section 7.16     Environmental Matters.

                 (a) Except as set forth on Schedule 7.16, neither the operation of the Business nor any of the Pipeline Assets (i) violates any Environmental Law in effect on the date hereof, and without regard for future modifications or amendments, (ii) is subject to any pending or threatened action, suit, investigation, or other proceeding by any Governmental Authority with respect to an alleged violation of Environmental Law, or (iii) uses, and there is not located on the ROW Real Estate, any Hazardous Substances other than those forming a part of the petroleum products owned by Andrews AFB which are maintained in accordance with Environmental Law in effect on the date hereof, and without regard for future modifications or amendments.

                 (b) Except as set forth on Schedule 7.16, (i) there exists no condition arising from the presence, release, threat of release, placement on or under the ROW Real Estate, use, storage, handling, generation, or disposal of any Hazardous Substance such as would require Remedial Work or give rise to other liability or obligation, (ii) the Company has been issued all material licenses, permits, and certificates required under Environmental Law in effect on the date hereof for the conduct of the Business and (iii) there exists no past or present violation of Environmental Law in effect on the date hereof with respect to the Pipeline Assets or the Business that gives rise to liability or obligation now or in the future.

                 (c) Schedule 7.16 describes all conditions as to which, to the Knowledge of the Company, Remedial Work with respect to the Business or the Pipeline Assets is required, and the scope and methodology of such Remedial Work as currently in process or contemplated by the Company. The Company has no liability or obligation, accrued, contingent or otherwise, with respect to the matters described on Schedule 7.16, except for the obligation to complete Remedial Work.

                 (d)      The representation and warranty contained in this
Section 7.16 is the only representation and warranty made by PPI with respect to environmental matters or Environmental Law, and no other representation or warranty made herein shall be applicable to such matters or Environmental Law. Notwithstanding the disclosure to Purchaser on Schedule 7.16 or pursuant to Section 5.2 of any Remedial Work for which a Purchase Price adjustment is not available pursuant to Section 3.1.2.3(ii), such Remedial Work shall be regarded as a breach of this Section 7.16 for purposes of Section 11.7.1.

         Section 7.17     Tax Returns and Liabilities.

                 (a) Returns. The Company has delivered to Purchaser true and complete copies of all Maryland and the District of Columbia income tax returns relating to the operations of the Company for fiscal years 1992, 1993, and 1994. The Company is included in the consolidated federal income tax return filed by SIC.

                 (b)      All Returns Filed.  Except as set forth on Schedule
7.17:

                          (i)     all tax returns and reports of every kind
(including, without limitation, information and withholding returns and reports of or relating to any income taxes, franchise taxes, real and personal property taxes, withholding taxes, employee compensation taxes, sales and use taxes and all other taxes of any kind applicable to the Company) that are required to be filed on or before the Closing Date in accordance with Applicable Law by or with respect to the Company, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which the Company was a member for any period ending on or prior to the Closing Date have been or will be duly and timely filed, and are or will be accurate and complete in all material respects;

                          (ii)    all taxes due have been or will be paid in
full, and the amounts so paid have been adequate to pay all income, franchise, real and personal property, withholding and employment compensation taxes, sales and use taxes and all other taxes of any kind whatsoever, including interest and penalties, due and payable by the Company for all periods ending on or before the date hereof;

                          (iii)   all assessed deficiencies, if any, have been
fully paid and satisfied and no deficiencies for any of such taxes have been asserted or threatened;

                          (iv)    there are no outstanding agreements by the
Company for the extension of time for the assessment of any tax;

                          (v)     the Company is not currently being audited by
the Internal Revenue Service, the District of Columbia, or the State of Maryland or by any other taxing authorities and no such audit has been threatened; and

                          (vi)    the total amounts set up as liabilities for
current and deferred taxes have been prepared in accordance with GAAP in the Unaudited Annual PPI Financial Statements and the Unaudited Monthly PPI Financial Statements and are sufficient to cover the payment of all material taxes that are or are hereafter finally determined to be, or to have been, due with respect to the operations of the Company through the periods covered thereby.

         Section 7.18 Employee Relations. The Company has only one employee. The Company believes that its relationship with its employee is generally good. There is no pending or, to the Knowledge of the Company, threatened labor dispute or union organization campaign. The Company's employee is not represented by any labor union or is subject to a collective bargaining agreement.

         Section 7.19     Restrictive Agreements.  Except as set forth on
Schedule 7.19, the Company is not a party to any agreements restricting or limiting the activities of the Business.

         Section 7.20 List of Assets. The Pipeline Assets include, but are not limited to, and there shall be transferred to Purchaser at Closing, all of the assets listed on Schedules 2.1(a), 2.1(b), 2.1(c), and 2.1(d).

         Section 7.21 Information Furnished. Neither this Agreement nor any instrument or document furnished to Purchaser hereunder, when considered as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

         Section 7.22 All Assets Included. Except for the Excluded Assets, the Pipeline Assets include all assets of any nature, real or personal, tangible or intangible, necessary for or used in the operation of the Business as operated by the Company.

         Section 7.23     Intentionally Omitted.

         Section 7.24 Right-of-Way Agreements. (a) Schedule 2.1(b) sets forth a list of all Right-of-way Agreements. The Company has delivered to Purchaser true and correct copies of the Right-of-way Agreements, and any amendments thereto. Except as disclosed on Schedule 2.1(b), each such Right-of-way Agreement is (i) in effect and has not been amended or otherwise modified, and (ii) is binding upon and enforceable against the Company and, to the Company's Knowledge, all parties thereto in accordance with its terms and there is no default thereunder and, to the Knowledge of the Company, no other party thereto has issued or threatened to issue a notice of termination or cancellation.

                 (b) Except as set forth on Schedule 2.1(b), no consent is required for the transfer or assignment of PPI's rights and obligations under the Right-of-way Agreements to

Purchaser. The ROW Real Estate is free and clear of Liens (other than Liens, if any, that will be released in full at Closing) and subject to Permitted Encumbrances.

                 (c) The Right-of-way Agreements included in the Pipeline Assets create a contiguous right-of-way from the barge receipt manifold at the Anacostia Naval Facility in Washington, D.C. to the PPI Tanks located at Andrews AFB and grant to PPI the right to operate the Pipeline and conduct the Business thereon as it has been operated and conducted by PPI during the last twelve months.

                 (d) The Pipeline is in good operating condition and repair, ordinary wear and tear excepted, and has been maintained in accordance with industry standards and in compliance with all governmental requirements.

                                   ARTICLE 8

                       REPRESENTATIONS AND WARRANTIES OF
                        THE PURCHASER AND THE GUARANTOR

         The Purchaser and the Guarantor, jointly and severally, represent and warrant to PPI as follows as of the date of this Agreement and as of the Closing Date:

         Section 8.1 Authorization: No Contravention. The execution, delivery and performance by Purchaser and Guarantor of this Agreement: (a) are within Purchaser's and Guarantor's partnership power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of Purchaser's or Guarantor's respective limited partnership agreements; and (c) will not violate, conflict with or result in any breach or default under any contractual obligation of Purchaser or Guarantor, or violate any Applicable Law.

         Section 8.2 Binding Effect. This Agreement has been duly executed and delivered by Purchaser and Guarantor, and constitutes the legal, valid and binding obligation of Purchaser and Guarantor enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors rights generally or by equitable principles relating to enforceability.

         Section 8.3 Broker's, Finder's or Similar Fees. No brokerage commissions, finders fees or similar fees are payable in connection with the transactions contemplated hereby under any agreements made by or with Purchaser.

         Section 8.4 Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Applicable Law, and no lapse of a waiting period under Applicable Law, is necessary or required in connection with the execution, delivery or performance by Purchaser or Guarantor (other than compliance with the HSR Act) or enforcement against Purchaser or Guarantor of this Agreement.

         Section 8.5 Sufficient Funds. As of the date hereof, Purchaser has sufficient funds or has approved financing commitments which will enable it to close the transactions contemplated under this Agreement. As of the Closing Date, Purchaser will have funds available to it sufficient to close and to fulfill its obligations hereunder.

         Section 8.6      Fraudulent Conveyance/Fraudulent Transfer Matters.

         After giving effect to the financing to be incurred by Purchaser in connection with its consummation of the transactions contemplated hereby, Purchaser will not be as of the Closing Date (i) "insolvent" nor will it become "insolvent" as the result of such transactions, (ii) engaged in a business or transaction for which any property or assets remaining with Purchaser would be "unreasonably little" or "unreasonably small in relation to its business" or the transaction, or (iii) in a position where it "intends to incur, or believes that it would incur, debts that would be beyond its ability to pay as such debts mature," in each case as such quoted terms are used in
Section 548 of the United States Bankruptcy Code of 1978, as amended, the Uniform Fraudulent Conveyances Act and the Uniform Fraudulent Transfer Act.

         Section 8.7 Litigation. There are no legal actions, suits, proceedings, or claims pending, or to the Knowledge of Purchaser or Guarantor, threatened, before any Governmental Authority against or affecting Purchaser or Guarantor (a) with respect to this Agreement, or any transactions contemplated hereby, or (b) which would be reasonably likely to have an adverse effect on the ability of the Purchaser or Guarantor to perform their respective obligations hereunder. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any Governmental Authority purporting to enjoin Purchaser or Guarantor with respect to, or restrain Purchaser's or Guarantor's execution, delivery or performance of, this Agreement.

                                   ARTICLE 9

                                    CLOSING

         Section 9.1.A Time and Place. The consummation of the purchase and sale of the Pipeline Assets (the "Closing") shall take place at the offices of Ginsburg, Feldman & Bress at 1250 Connecticut Avenue, Washington, D.C. at 10:00 a.m. Washington time on October 31, 1995 (the "Closing Date"), or such other date, time, and place as the parties shall agree. At

Closing, Purchaser shall be entitled to physical possession of the Pipeline Assets, and PPI shall surrender the same to Purchaser.

         Section 9.1.B Effective Date. The transactions contemplated by this Agreement shall be effective at 12:01 A.M. on the Closing Date, without regard to the date of recordation of deeds or other transfer documents.

         Section 9.2 Documents and Instruments to be Delivered by PPI. At Closing, PPI shall deliver to Purchaser (or, with respect to transfer documents for the Right-of-way that require recordation, deliver to Presidential Title, Inc. sufficiently prior to Closing to permit recording at the time of Closing):

                 (a) bills of sale, assignments, signed vehicle registrations, and such other instruments as shall be required to transfer title to the Pipeline Assets to Purchaser, free of Liens (except Permitted Encumbrances), all in a form customary in the State of Maryland or the District of Columbia, as applicable, and all to be in form reasonably satisfactory to both parties;

                 (b) A certificate of an officer of PPI stating that (i) PPI has complied with all of the covenants imposed on it by this Agreement to the extent they are required to be complied with prior to the Closing, and (ii) that the representations and warranties made by PPI are in all material respects true and correct at Closing, all as required by Sections 5.1, 5.2 and 5.3;

                 (c)      the legal opinion required by Section 5.5;

                 (d) copies of all consents, waivers and approvals referred to in Section 5.6;

                 (e) copies of the resolutions of PPI's board of directors and of any action required by PPI's stockholders authorizing the execution and delivery of this Agreement, certified by PPI's secretary or assistant secretary; and

                 (f) a good standing certificate from the State of Maryland, dated as of a date not more than 20 days prior to the Closing Date.

         Section 9.3.A Documents and Instruments to be Delivered by Purchaser. At Closing, Purchaser shall deliver to PPI:

                 (a) the Purchase Price or Adjusted Purchase Price, as the case may be, by bank check or wire transfer of immediately available funds, at PPI's election, and, if by wire transfer, to such account as PPI may notify to Purchaser not less than two Business Days prior to the Closing Date.

                 (b)      the legal opinion required by Section 6.4;

                 (c) a certificate of an officer of the general partner of the Purchaser stating that (i) Purchaser has complied with all of the covenants imposed on it by this Agreement to the extent they are required to be complied with prior to the Closing, and (ii) that the representations and warranties made by Purchaser are in all material respects true and correct at Closing, all as required by Sections 6.1 and 6.2; and

                 (d) copies of the resolutions of the board of directors of Purchaser's general partner authorizing the execution and delivery of this Agreement, certified by the secretary or an assistant secretary of Purchaser's general partner.

         Section 9.3.B Documents and Instruments to be Delivered by Guarantor. At Closing, Guarantor shall deliver to PPI:

                 (a)      the legal opinion required by Section 6.4;

                 (b) a certificate of an officer of the general partner of the Guarantor stating that (i) Guarantor has complied with all of the covenants imposed on it by this Agreement to the extent they are required to be complied with prior to Closing, and (ii) that the representations and warranties made by Guarantor are in all material respects true and correct at Closing, all as required by Sections 6.1 and 6.2; and

                 (c) copies of the resolutions of the board of directors of Guarantor's general partner authorizing the execution and delivery of this Agreement, certified by the secretary or an assistant secretary of Guarantor's general partner.

         Section 9.4      Inventories.

                 9.4.1 Inventories. On the Closing Date, PPI and a DOD quality assurance representative shall inventory the petroleum products and all other liquids in the PPI tanks and the Pipeline related pipe fill to verify the specifications of such petroleum products owned by DOD. The inventory shall be performed at the joint expense of PPI and Purchaser and a Purchaser representative may observe the inventory. PPI will be responsible for (i) any shortages in the inventories (and DOD will be credited with any overages of inventories), and (ii) any petroleum products that do not meet the DOD specifications for such product, and PPI shall indemnify and hold Purchaser harmless from liabilities or obligations resulting therefrom. Shortages and overages in the inventories shall be determined as soon as practicable after Closing. PPI shall have the right to resolve any specification matter with the DOD, including disputing DOD's claims prior to Purchaser reaching any settlement therefor.

                 9.4.2. Wastes. Representatives of Purchaser and PPI shall jointly inventory all wastes (including waste water) stored in holding tanks and separators. Purchaser's costs, if any, incurred in the disposal of such volumes of waste which cannot legally be disposed of through the existing systems at the Pipeline shall be reimbursed to Purchaser in accordance with Section

9.4.2 of the Asset Purchase Agreement after consideration of amounts, if any, paid by DOD. Purchaser shall dispose of said wastes within thirty (30) days of Closing Date and shall submit copies of invoices and manifests to PPI within sixty (60) days of the Closing Date. Purchaser shall be paid in accordance with Section 9.4.2 of the Asset Purchase Agreement.

                                   ARTICLE 10

                                  TERMINATION

         Section 10.1 Grounds for Termination. This Agreement may be terminated as follows:

                 (a)      by mutual agreement of the parties, at any time;

                 (b) by Purchaser if a Major Loss occurs, provided that Purchaser gives notice of its intent to terminate within ten (10) Business Days after it has received notice of such Major Loss;

                 (c) by Purchaser if it discovers a material breach of any representation or warranty made by PPI which PPI is unable to cure within thirty (30) days after having received notice of such breach; and

                 (d) by PPI if it discovers a material breach of any representation or warranty made by Purchaser which Purchaser is unable to cure within thirty (30) days after having received notice of such breach.

                 (e) by PPI at any time after November 30, 1995, if the conditions to Closing set forth in Article 6 have not been met by that date, unless the failure to meet such condition is attributable to any fault or neglect of PPI; and

                 (f) by Purchaser at any time after November 30, 1995, if the conditions to Closing set forth in Article 5 have not been met by that date, unless the failure to meet such condition is attributable to any fault or neglect of Purchaser; and

                 (g)      by Purchaser pursuant to Section 3.1.2.4.

         If this Agreement terminates pursuant to this Section 10.1, the Asset Purchase Agreement and the Cockpit Agreement shall remain in full force and effect, unless such agreements terminate by their own terms.

         Section 10.2 Termination of the Asset Purchase Agreement. This Agreement shall automatically terminate if the Asset Purchase Agreement terminates for any reason, unless PPI and Purchaser agree that this Agreement shall remain in full force and effect. If this Agreement does not terminate, then PPI and Purchaser shall negotiate mutually agreeable terms to adjust the indemnification limits and the Escrow Fund amount referred to in Article 11 of the Asset Purchase Agreement consistent with the amount of the Purchase Price and the terms and conditions of this Agreement.

         Section 10.3     Effect of Termination.  If this Agreement terminates:

                 (a) neither party shall have any obligation to the other party, except that such termination shall be without prejudice to the rights of any party resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of the other party under this Agreement, provided that a failure by a party to close when all of the conditions to such party's obligation to close have been met shall be deemed to be an intentional breach of such party's covenants and agreements hereunder.

                 (b) promptly upon termination for any reason, Purchaser shall return to PPI at Purchaser's expense all documents (including copies thereof) received from PPI prior to, during and after the Due Diligence Period;

                 (c) the provisions of Section 3.1.1, Section 10.3, and Sections 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 12.8 and 12.9 shall survive the termination of this Agreement and continue in full force and effect.

                                   ARTICLE 11

                                INDEMNIFICATION

         Section 11.1 Indemnification by PPI. Subject to the provisions of this Article 11, the Company agrees to indemnify, defend, and hold harmless the Purchaser and its Affiliates, officers, directors, agents, shareholders, partners, and employees, (each, a "Purchaser Indemnified Party") from and against any and all liabilities, losses, claims (whether or not successful), damages, and expenses (including reasonable fees, and disbursements of counsel) (collectively, "Liabilities") resulting from or arising out of (i) any breach of any representation or warranty, covenant or agreement of the Company set forth in this Agreement, (ii) non-compliance with any applicable transfer or bulk sales law, or (iii) obligations or liabilities of the Company related to or arising out of acts, events or omissions occurring prior to the Closing and not expressly assumed by Purchaser hereunder or indemnified against by Purchaser pursuant to Section 11.7.3, or (iv) liabilities or obligations related to any amendment to a Material Contract or Right-of-way Agreement not delivered to Purchaser prior to the date of this Agreement, unless such amendment is subsequently delivered to and accepted by Purchaser, provided, however, that the Company shall not be liable under this Section 11.1 to any Purchaser Indemnified Party for any amount paid in settlement of claims without the Company's consent, unless such consent was requested and unreasonably withheld.

         Section 11.2 Survival of Representations and Warranties. The representations and warranties set forth in Sections 7.1, 7.2, 7.3, 7.4, and
7.12 shall survive the Closing without limitation of time. The representations and warranties set forth in Section 7.16 (Environmental Matters) shall survive the Closing and shall expire three years after the Closing Date. The representations and warranties set forth in Section 7.17 (Taxes) shall survive the Closing and shall expire on a date that is ninety (90) days following the expiration of the applicable statute of limitations. All other representations and warranties shall survive the Closing and shall expire two years after the Closing Date. Any right of Purchaser to make a claim against the Company for a breach of any covenant or agreement of the Company herein shall survive the Closing and shall expire one hundred eighty (180) days after the date on which the Company was obligated to comply with the covenant or agreement. Any claim for breach of a representation and warranty, or covenant or agreement, must be made by Purchaser by a demand for arbitration to the Company prior to the expiration of such representation and warranty, or the right to make a claim for a breach of such covenant or agreement, and any such claims covered by such demands made by Purchaser to the Company within such time periods shall survive until resolved.

         Section 11.3 Indemnification by Purchaser. Purchaser, its successor and assigns, jointly and severally, agree to indemnify, defend, and hold harmless the Company and its Affiliates, officers, directors, shareholders, partners, warrant holders, agents, and employees, (each, an

"PPI Indemnified Party") from and against any and all Liabilities resulting from or arising out of (i) any breach of any representation, warranty, covenant or agreement of Purchaser or Guarantor set forth in this Agreement or (ii) obligations or liabilities of the Purchaser with respect to the Business or the Pipeline Assets, including those which may be imposed upon any PPI Indemnified Party, related to or arising out of acts, events or omissions occurring after the Closing and not expressly assumed by any PPI Indemnified Party hereunder and specifically including (but not limited to) liabilities or obligations arising from the failure of Purchaser to assume any post-Closing liabilities as required by Section 2.2, provided, however, that Purchaser shall not be liable under this Section 11.3 to any PPI Indemnified Party for any amount paid in settlement of claims without Purchaser's consent unless such consent was requested and unreasonably withheld, and provided further that the right of the PPI Indemnified Parties to make a claim for breach of any covenants or agreements of Purchaser herein shall expire one hundred eighty (180) days after the date on which the Purchaser was obligated to comply with the covenant or agreement.

         Section 11.4     Indemnification Claims.

                 (a) PPI, SPC and Purchaser acknowledge and agree that the Escrow Fund, established by SPC at Closing, will be used to satisfy claims for indemnification under the Purchase Agreements, including all indemnification claims under this Agreement, for which no limit on liability has been established in accordance with the terms of Section 11.4 of the Asset Purchase Agreement.

                 (b)      With the exception of (i) claims arising under
Section 11.7.1.1 (ii) claims for fines or penalties imposed by Governmental Authorities, (iii) claims for Liens that are not

Permitted Encumbrances, (iv) claims related to breaches of the agreements of the Company in Section 9.4, and (v) claims under Section 11.1 (iv), for which there shall be no minimum claim, Purchaser shall not be entitled to assert any claim for indemnification hereunder until the aggregate of all indemnifications claims that may be made pursuant to the Purchase Agreements exceeds the minimum amount described in Section 11.6 of the Asset Purchase Agreement. Purchaser shall follow the notice procedures set forth in Section 11.6 of the Asset Purchase Agreement for making claims for indemnification hereunder.

         Section 11.5 Limits on Liability. With the exception of (i) claims arising under Sections 7.1, 7.2, 7.3, 7.4, and 7.12 (ii) claims for fines or penalties imposed by Governmental Authorities, (iii) claims for Liens that are not Permitted Encumbrances, (iv) claims related to breaches of the agreements of the Company in Section 9.4, and (v) claims under Section 11.1(iv), for which there shall be no limitation of amount, the Company's maximum liability for Liabilities under the Company's indemnifications under this Agreement, including without limitation Section 11.7.1.1, shall be the Escrow Fund, and neither the Company nor any of its Affiliates, shareholders, officers, directors, agents and employees shall have any liability for such Liabilities in excess of the Escrow Fund.

         Section 11.6     Intentionally Omitted.

         Section 11.7 Special Environmental Indemnification and Post-Closing Covenants by Purchaser.

                 11.7.1.1 To the extent that, prior to the date three years after the Closing Date, Purchaser discovers and notifies PPI and SPC of facts or circumstances that give rise to Remedial Work (including Remedial Work related to matters discovered prior to the Closing or disclosed on Schedule 7.16) with respect to the Pipeline Assets or the Business (except for Remedial Work attributable to (i) changes in Environmental Law occurring after the Closing Date, or (ii) events occurring or actions of Persons other than PPI, SPC, SPCT or SIC taken after the Closing Date), the Net Remedial Cost for such Remedial Work with respect to the Pipeline Assets or the Business shall be calculated as part of the Aggregate Net Remedial Cost determined pursuant to the terms of Section 11.7.1.1 of the Asset Purchase Agreement and shall be paid in accordance with those terms, subject to the limits set forth in Section 11.7.1.1 of the Asset Purchase Agreement.

         Notwithstanding the preceding portions of this Section 11.7.1.1, Purchaser shall not be liable for or be required to pay any Net Remedial Costs resulting from or arising out of any action or omission after Closing of any PPI Indemnified Party that constitutes or causes a violation of Environmental Law with respect to the Pipeline Assets or the Business or gives rise to the need to perform Remedial Work with respect thereto, unless otherwise agreed to in writing by Purchaser.

                 11.7.1.2 Purchaser shall not alter or change the scope or methodology of Remedial Work described on Schedule 7.16 except as required by Applicable Law or as approved by the Company, which approval shall not be unreasonably withheld, provided, however, that an objection shall not be deemed unreasonable solely because it is based on an increase in the cost for performing such Remedial Work. For so long as PPI has any liability to Purchaser under Section 11.7.1.1, Purchaser shall use commercially reasonable efforts to perform and complete all such required Remedial Work and shall keep PPI and SPC informed of the progress of such Remedial Work. In addition, before undertaking any such Remedial

Work Purchaser shall notify PPI of the scope and methodology of such Remedial Work, sufficiently in advance (except as emergency conditions may require otherwise) to permit PPI to comment on such scope and methodology. Recognizing that the final decision on scope and methodology rests with Purchaser, Purchaser shall nonetheless make a good faith effort to reach agreement with PPI regarding such scope and methodology, recognizing PPI's financial interest therein. Purchaser shall provide PPI and SPC with copies of all plans, reports, and correspondence submitted to any Governmental Authority with respect to such Remedial Work. Purchaser will not agree to any such Remedial Work or other actions that commit or bind PPI or SPC (beyond the payment of money hereunder) without the prior consent of PPI and SPC. Purchaser will provide PPI and SPC with copies of all invoices rendered by Persons actually performing such Remedial Work, and PPI and SPC shall be deemed to have accepted the validity and reasonableness of such invoices if it does not notify Purchaser to the contrary within ten (10) Business Days of receiving the same.

                 11.7.2 (a) Purchaser and Guarantor acknowledge that (i) Purchaser has reviewed copies of all documents and other materials related to environmental matters with respect to the Pipeline Assets and the Business that were provided by the Company, (ii) the Company has specifically bargained for relief, as more particularly described herein, from post-Closing liability resulting from violations of Environmental Law or the performance of Remedial Work with respect to the Pipeline Assets or the Business, and (iii) the Purchase Price and Adjusted Purchase Price, as the case may be, reflect Purchaser's willingness to accept liability (and Guarantor's willingness to guarantee Purchaser's obligation to accept such liability) with respect to such matters as more fully described below.

                 (b) Purchaser has agreed to assume, and Guarantor has agreed to guarantee the obligation of Purchaser to assume, as of the Closing all obligations and liabilities resulting from or arising out of any actual or alleged violation of Environmental Law related to the Pipeline Assets or the Business, regardless of when such violation was supposed to have occurred, or the performance of Remedial Work with respect to the Pipeline Assets or the Business, except for (i) fines and penalties imposed by any Governmental Authority relating to violations of Environmental Law that occurred prior to Closing with respect to the Pipeline Assets or the Business, (ii) payments to be made to Purchaser pursuant to Section 11.7.1.1, (iii) obligations or liabilities that result from or arise out of any act or omission after the Closing of any PPI Indemnified Party that constitutes or causes a violation of Environmental Law with respect to the Business or the Pipeline Assets or gives rise to the need to perform Remedial Work with respect thereto, unless otherwise agreed to in writing by Purchaser, and (iv) claims for a breach of the representations and warranties set forth in Section 7.16 to the extent Purchaser is entitled to indemnity under this Article 11.

                 (c) For the avoidance of any doubt, Purchaser, Guarantor and PPI confirm their agreement that PPI shall have no obligation or liability post-Closing resulting from or arising out of any actual or alleged violation of Environmental Law related to the Pipeline Assets or the Business, regardless of when such violation was supposed to have occurred, or the performance of Remedial Work with respect to the Pipeline Assets or the Business, except (i) fines and penalties imposed by any Governmental Authority relating to violations of Environmental Law that occurred prior to Closing with respect to the Pipeline Assets or the Business, (ii) payments to be made to Purchaser pursuant to Section 11.7.1.1, (iii) obligations or liabilities that result from or arise out of any act or omission after the Closing of any PPI Indemnified Party that constitutes or causes a violation of Environmental Law with respect to the Business or the Pipeline Assets or gives rise to the need to perform Remedial Work with respect thereto, unless otherwise agreed to in writing by Purchaser, and (iv) claims for a breach of the representations and warranties set forth in Section 7.16 to the extent Purchaser is entitled to indemnity under this Article 11.

                 11.7.3 Purchaser, its successors and assigns, jointly and severally, agree to indemnify, defend, and hold harmless each PPI Indemnified Party from and against any and all Liabilities resulting from or arising out of any actual or alleged violation of Environmental Law related to the Pipeline Assets or the Business, regardless of when such violation was supposed to have occurred, or the performance of Remedial Work with respect to the Pipeline Assets or the Business, except for (i) fines and penalties imposed by any Governmental Authority relating to violations of Environmental Law that occurred prior to Closing with respect to the Pipeline Assets or the Business,
(ii) payments to be made to Purchaser pursuant to Section 11.7.1.1, (iii) obligations or liabilities that result from or arise out of any act or omission after the Closing of any PPI Indemnified Party that constitutes or causes a violation of Environmental Law with respect to the Business or the Pipeline Assets or gives rise to the need to perform Remedial Work with respect thereto, unless otherwise agreed to in writing by Purchaser, and (iv) claims for a breach of the representations and warranties set forth in Section 7.16 to the extent Purchaser is entitled to indemnity under this Article 11. Notwithstanding the preceding provisions of this Section 11.7.3, Purchaser shall not be liable under this Section 11.7.3 to any

PPI Indemnified Party for any amount paid in settlement without Purchaser's consent unless such consent was requested and unreasonably withheld.

                 11.7.4 Purchaser shall, for a period of five (5) years after Closing, notify the Company and SPC promptly of any claim made by any Governmental Authority or by any Person that there has been a violation of Environmental Law in connection with the Pipeline Assets or the Business, or occurring on or from the Pipeline or the ROW Real Estate, and shall thereafter keep the Company and SPC informed of actions being taken or the conduct of proceedings with respect to such claim, provided that once it has been reasonably determined to the satisfaction of PPI and SPC that the amount required to resolve such claim (whether by performing Remedial Work or otherwise) is less than $250,000, Purchaser shall no longer be obligated to provide PPI and SPC with information about such claim.

         Section 11.8 Notification; Counsel. Each Indemnified Party under this Article 11 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought under this
Article 11, notify the Company and SPC or the Purchaser, as the case may be, in writing of the commencement thereof. The failure of any Indemnified Party to give such notice shall not relieve the indemnifying party from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission materially adversely affects the indemnifying party's ability to defend in such action, claim or other proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the indemnifying party of the commencement thereof, and, except as otherwise stated herein, the indemnifying party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party. Notwithstanding the foregoing, in any action, claim or proceeding in which both an indemnifying party, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the indemnifying party's expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the indemnifying party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. In any event, the Indemnified Party will reasonably cooperate with the indemnifying party in any defense undertaken by an indemnifying party.

         Section 11.9     Net Worth Covenant.

                 (a) PPI agrees that for a period of five (5) years after Closing it will maintain a net worth (assets minus liabilities on a GAAP basis balance sheet adding back the deferred income taxes, if any, attributable to any like-kind exchange completed in accordance with Section 3.8) in excess of $250,000.00. During the five (5) year period, PPI shall provide to Purchaser, as soon as they are available, but in no event more than sixty (60) days after year end, annual calendar year GAAP basis financial statements (and more frequent financial statements if requested by Purchaser) and such other information as is reasonably necessary for Purchaser to confirm compliance with the net worth covenants described in this Section 11.9.

                 (b) PPI may (so long as SIC meets the net worth requirements set forth in the next sentence), at any time during the five (5) year period, provide Purchaser with a guaranty, in the form attached hereto as
Exhibit 11.9, from SIC in the amount of $250,000 and upon the delivery of such guaranty to Purchaser the covenant contained in subsection (a) of this Section

11.9 shall be null and void. Purchaser shall accept the SIC guaranty so long as SIC has, and agrees to maintain for the remainder of the five (5) year period, a net worth equal to or greater than $250,000. If SIC provides the guaranty described above, PPI shall not thereafter be required to comply with the requirements of Section 11.9(a), and the guaranty shall state that SIC shall thereafter provide to Purchaser, at the times the PPI financial statements would have been required under the preceding subsection (a) of this
Section 11.9, a letter from SIC's independent auditors stating that SIC's net worth (on a GAAP balance sheet basis adding back the deferred income taxes, if any, attributable to the proposed like-kind exchange completed in accordance with Section 3.8 of the Purchase Agreements and those liabilities attributable to the above market portion of payment obligations under the throughput agreements described in Section 5.7 of the Asset Purchase Agreement) is at least equal to $250,000.

                                   ARTICLE 12

                                 MISCELLANEOUS

         Section 12.1 Notices. All notices, requests, demands, consents, approvals and other communications provided for or permitted hereunder shall be made in writing and shall be delivered by hand or sent by telecopier or courier service:

                 (a)  if to Purchaser or Guarantor:

                 Kaneb Pipe Line Partners, L.P.
                 2435 N. Central Expressway, Suite 700
                 Richardson, TX 75080
                 Attn:    Edward D. Doherty
                 Telecopier No.:  (214) 699-1894
                 with a copy to:

                 Support Terminal Services, Inc.
                 17304 Preston Road, Suite 1000
                 Dallas, TX 75252-5623
                 Attn:    Fred Johnson
                 Telecopier No.:  (214) 931-6526


                 with a copy to:

                 Fulbright & Jaworski, L.L.P.
                 2200 Ross Avenue, Suite 2800
                 Dallas, Texas  75201
                 Attn:    Kenneth L. Stewart
                 Telecopier No.:  (214) 855-8200

                 (b)  if to the Company or SPC:

                 Piney Point Industries, Inc.
                 4646 Fortieth Street, N.W.
                 Washington, D.C. 20016
                 Telecopier No.: (202) 244-4518
                 Attention:   Leonard P. Steuart II, and
                              General Counsel

                 with a copy to:

                 Ginsburg, Feldman and Bress, Chartered
                 1250 Connecticut Avenue, N.W. Suite 800
                 Washington, D.C. 20036
                 Telecopier No.: (202) 637-9195
                 Attention: Lee R. Marks, Esq.

                 with a copy to SPC:

                 Steuart Petroleum Company
                 4646 Fortieth Street, N.W.
                 Washington, D.C. 20016
                 Telecopier No.: (202) 244-5425
                 Attention:   President, and
                              General Counsel





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
         Section 12.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No party hereto may assign its rights under this Agreement without the consent of the other party, except that (i) PPI may liquidate and dissolve without Purchaser's consent if SIC provides the guaranty as permitted by Section 11.9, and (ii) Purchaser may assign its rights under this Agreement to any Affiliate, but such assignment shall not relieve Purchaser or Guarantor of any of their obligations hereunder to the extent such obligations are not performed by Purchaser's assignee.

         Section 12.3     Amendment and Waiver.

                 (a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

                 (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party hereto from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all parties hereto, or, in the case of a waiver, by the party waiving compliance and (ii) only in the specific instance and for the specific purpose for which made or given.





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
         Section 12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the principles of conflicts of law of New York.

         Section 12.5 Jurisdiction. Any controversy or claim arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be settled by arbitration in accordance with the Commercial Rules of Arbitration of the American Arbitration Association in effect on the date hereof, and any award rendered in such arbitration shall be final and binding on the Parties. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be decided by a single arbitrator, who shall be a lawyer experienced in commercial matters. The parties shall attempt to agree on an arbitrator but either party may at any time request that an arbitrator be selected in accordance with the Commercial Arbitration Rules. Any arbitration hereunder shall be held in New York City, New York. The prevailing party shall be entitled in any arbitration hereunder to recover its reasonable attorney's fees and all costs and expenses of the arbitration.

         Section 12.6 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         Section 12.7 Entire Agreement. The Purchase Agreements are a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject





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
matter contained herein. The Purchase Agreements supersede all prior agreements and understandings between the parties with respect to the subject matter contained herein.

         Section 12.8 Expenses. Each party will bear its own expenses incurred in connection with the negotiation and execution of this Agreement, and Purchaser shall pay its expenses incurred in carrying out due diligence, including Audits.

         Section 12.9 Publicity. Except as may be required by Applicable Law, or as required in connection with Kaneb Pipe Line Partners L.P.'s registration statement filed under the Securities Act of 1933 and the related offering of partnership units, none of the parties shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement without the prior approval of the other party. If any announcement is required by law to be made by either party , prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party an opportunity to comment thereon.

         Section 12.10 Further Assurances. Each party shall execute such documents and perform such further reasonable acts (including without limitation reasonable action to obtain any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

         Section 12.11.A Post-Closing Access to Books and Records by Purchaser. For a period of five (5) years after the Closing Date, subject to reasonable advance notice of time and purpose and to the execution by Purchaser of reasonable confidentiality undertakings, Purchaser and its authorized representatives may at Purchaser's expense have reasonable access during normal business hours to the books and records related to the Business or the Pipeline Assets that are not included in the Pipeline Assets and PPI will furnish to Purchaser such additional information and will cooperate with Purchaser in such other respects as Purchaser may reasonably request, to the extent that such access and disclosure of such information and cooperation are required by Purchaser for financial reporting, tax, or similar purposes, or for purposes of investigating matters which may be the subject of litigation or administrative proceedings with third parties or Governmental Authorities, so long as such disclosure, access, and cooperation do not violate the terms of any agreement to which PPI is bound or any Applicable Law or result in the loss of any attorney-client or work product privilege. PPI will use reasonable efforts in accordance with PPI's normal record maintenance procedures to keep and maintain all such books and records for a period of five (5) years from the Closing or longer as may be required by statute, except that notwithstanding any requirements of PPI's normal record maintenance procedures, PPI shall not destroy such books and records related to the Business or the Pipeline Assets during such five (5) year period. From and after such five (5) year period, PPI shall give Purchaser sixty (60) days prior notice before destroying any of such books and records, and Purchaser may at any time during such sixty (60) days take possession, at Purchaser's cost, of such books and records, provided that if Purchaser does not take possession of any of such books and records during such sixty (60) days, PPI shall be free thereafter to dispose of such books and records.

         Section 12.11.B Post-Closing Access to Books and Records by PPI. For a period of five (5) years after the Closing Date, subject to reasonable advance notice of time and purpose and to the execution by PPI of reasonable confidentiality undertakings, PPI and its authorized representatives may at PPI's expense have reasonable access during normal business hours to the books and records related to the Business or Acquired Assets that are included in the Acquired Assets and Purchaser will furnish to PPI such additional information and will cooperate with PPI in such other respects as PPI may reasonably request, to the extent that such access and disclosure of such information and cooperation are required by PPI for financial reporting, tax, or similar purposes, or for purposes of investigating matters which may be the subject of litigation or administrative proceedings with third parties or Governmental Authorities, so long as such disclosure, access, and cooperation do not violate the terms of any agreement to which Purchaser is bound or any Applicable Law or result in the loss of any attorney-client or work product privilege. Purchaser will use reasonable efforts in accordance with Purchaser's normal record maintenance procedures to keep and maintain all such books and records transferred to Purchaser hereunder for a period of five (5) years from the Closing or longer as may be required by statute, except that notwithstanding any requirements of Purchaser's normal record maintenance procedures, Purchaser shall not destroy books and records transferred to Purchaser hereunder during such five (5) year period. From and after such five (5) year period, Purchaser shall give PPI sixty (60) days prior notice before destroying any of such books and records, and PPI may at any time during such sixty days take possession, at PPI's cost, of such books and records, provided that if PPI does not take possession of any of such books and records during such sixty (60) days, Purchaser shall be free thereafter to dispose of such books and records.

         Section 12.12  Intentionally Omitted.

         Section 12.13 Capitalized Terms. Terms having initial capitalized letters not otherwise defined herein shall have the meaning given those terms in the Asset Purchase Agreement.

         Section 12.14 Accounts Receivable Collections. The parties agree that all accounts receivable payments under the Contracts shall be pro rated as of the Closing Date. SPC shall be credited with such amounts attributable to periods prior to Closing and Purchaser shall be credited with such amounts attributable to periods after Closing and the Purchase Price shall be adjusted accordingly.

         Section 12.15 Prorations. Real Estate property taxes and assessments for which PPI is liable, water, sewer and utility charges, normal operating expenses, annual permit or inspection fees (calculated on the basis of the period covered), and all other charges and fees customarily prorated and adjusted in similar transactions shall be prorated at Closing on the basis of a 365-day year. If any item subject to proration cannot be calculated accurately on the Closing Date, then such item shall be calculated within thirty (30) days after the Closing Date and any party owing another party a sum of money based on such subsequent proration(s) shall promptly pay the sum owed, together with interest thereon at the rate of seven percent (7%) per annum from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of an invoice therefor.

         Section 12.16 Guaranty. Guarantor acknowledges and agrees that it will derive substantial direct and indirect benefits from providing the guaranty set forth in this Section 12.16 and Guarantor has determined that it is in its best interest to provide this guaranty. Guarantor absolutely and unconditionally guarantees to PPI and each PPI Indemnified Party the due and punctual payment of all liabilities and obligations of Purchaser to PPI or each PPI Indemnified Party, as appropriate, in accordance with the terms of this Agreement (and specifically including the indemnification obligations set forth in Article 11). Guarantor guarantees to PPI and each

PPI Indemnified Party the performance of all of Purchaser's obligations, liabilities, covenants and agreements (and specifically the indemnification obligations set forth in Article 11) of Purchaser to PPI or each PPI Indemnified Party, as appropriate. Guarantor agrees to indemnify and hold PPI and each PPI Indemnified Party harmless from and against all liability and expense, including reasonable attorneys' fees, sustained by PPI or any PPI Indemnified Party by reason of the failure of Purchaser to fully perform and comply with the terms and obligations of this Agreement. Guarantor expressly waives any right to require PPI or any PPI Indemnified Party to bring any action, or exhaust its rights, against Purchaser or any other person, or to require that resort be had to any assets of Purchaser before pursuing the Guarantor under this Section 12.16.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their authorized officers as of the date first above written.

                                     PINEY POINT INDUSTRIES, INC.

                                     By: /s/ LEONARD P. STEUART II
                                     Name:  Leonard P. Steuart II
                                     Title: President

                                     SUPPORT TERMINALS OPERATING
                                       PARTNERSHIP, L.P.

                                     By: Support Terminal Services, Inc., its
                                          general partner

                                     By:/s/ E. D. DOHERTY
                                     Name:  E. D. Doherty
                                     Title: Chairman

                                     KANEB PIPE LINE OPERATING
                                       PARTNERSHIP, L.P.

                                     By: Kaneb Pipe Line Company, its
                                           general partner


                                     By:/s/ E. D. DOHERTY
                                     Name:  E. D. Doherty
                                     Title: Chairman

         By executing and delivering this Agreement to Purchaser, Steuart Petroleum Company hereby acknowledges and assumes the obligations delegated to or imposed upon Steuart Petroleum Company under this Agreement, including but not limited to those payment obligations for indemnification claims that shall be made from the Escrow Fund.

                                     STEUART PETROLEUM COMPANY


                                     By:/s/ JOHN C. JOHNSON
                                     Name:  John C. Johnson
                                     Title: President and C.E.O.